Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

November 25, 2024

Gryphon Digital Mining, Inc.

1180 North Town Center Drive, Suite 100

Las Vegas, NV 89144

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Gryphon Digital Mining, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale by the selling stockholder listed in the prospectus, included as a part of the Registration Statement (the “Selling Stockholder”) of up to 17,757,576 shares of common stock of the Company (the “Common Stock”), par value $0.0001 per share, issued or are issuable to the Selling Stockholder in connection with a debt refinancing transaction that closed on October 25, 2024, consisting of:

●	8,287,984 shares (the “Resale Shares”) of Common Stock;

●	3,530,198 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock, which warrants are exercisable immediately, will expire ten years from the date of issuance and have an exercise price of $0.01 per share (the “Pre-Funded Warrants”);

●	2,000,000 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock, which warrants are exercisable immediately, will expire ten years from the date of issuance and have an exercise price of $1.50 per share (the “$1.50 Warrants” and, together with the Pre-Funded Warrants, the “Warrants”); and

●	3,939,394 shares (the “Loan Conversion Shares”) of Common Stock issuable upon conversion of the outstanding principal under the Loan, Guaranty and Security Agreement (the “New Loan Agreement”), dated as of October 25, 2024, by and among the Company, Gryphon Opco I LLC, Gryphon Opco II LLC, Ivy Crypto, Inc. and the Selling Stockholder.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement, as amended to date; (ii) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as in effect as of the date of this opinion; (iii) the Debt Repayment and Exchange Agreement dated as of October 25, 2024 by and among the Company, Gryphon Opco I LLC, Gryphon Opco II LLC, Ivy Crypto, Inc. and Anchorage Lending CA, LLC; (iv) the New Loan Agreement; (v) the Pre-Funded Warrants; (vi) the $1.50 Warrants; and (vii) records of meetings and consents of the board of directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

●	the outstanding Resale Shares were duly and validly issued, fully paid and are non-assessable;

●	the Shares, when issued and paid for upon the exercise of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable;

●	the Shares, when issued and paid for upon the exercise of the $1.50 Warrants, will be validly issued, fully paid and non-assessable; and

●	the Loan Conversion Shares, when issued upon conversion of the outstanding principal under the New Loan Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP